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                                   DEMAND NOTE

$75,000.00                                                    Virginia Beach, VA
                                                                     May 9, 2002

     FOR VALUE RECEIVED, EASY MONEY HOLDING CORPORATION, a Virginia Corporation ("Maker"), promises to pay to David M. Kilby ("Holder"), ON DEMAND, at 3505 Byrn Brae Drive, Virginia Beach, Virginia 23464, or at such other place as the holder of this Demand Note (the "Note") may designate from time to time in writing, the principal sum of SEVENTY FIVE THOUSAND DOLLARS ($75,000.00), together with interest from the date hereof on the unpaid principal balance of this Note at the rate, and on the terms and conditions, set forth below.

     The unpaid principal balance of this Note will bear interest at the rate of eighteen percent (18%) per annum until all sums due under this Note are paid in full. Maker will pay to Holder monthly interest only payments on the fifth day of each month beginning June 5, 2002 until all sums due under this Note are paid in full. The entire unpaid principal balance, all accrued and unpaid interest and any other sums due under this Note ("Balance Due") shall be due and payable in installments as set forth below on the earlier of (i) written demand by Holder to Maker or (ii) a transfer, sale or assignment of more than twenty percent (20%) of Maker's assets or shares of common stock ("Payment Event"). Payment by Maker of the Balance Due, plus all accrued interest thereon, shall be made in installments pursuant to the following terms: one-third (1/3) of the Balance Due, plus accrued interest, shall be paid on or before thirty (30) days after a Payment Event, one-half (1/2) of the remaining Balance Due, plus accrued interest, shall be paid on or before sixty (60) days after a Payment Event, and the remaining Balance Due, plus accrued interest, shall be paid in full on or before sixty (90) days after a Payment Event. Interest will be calculated and paid based on the actual number of days elapsed and on a year of 365 days.

     An event of default ("Event of Default") under this Note shall occur if any installment or payment of principal and/or interest due and payable under this
Note is not paid within twenty-five (25) days after the date when any such installment or payment first becomes due and payable.

     On the occurrence, and during the continuance, of any Event of Default, at the option of Holder and without notice to Maker, the Balance Due, and any accrued interest thereon, shall bear interest thereafter until paid at an annual rate (the "Default Rate") equal to the lesser of (i) twenty-three percent (23%) per annum or (ii) the maximum rate of interest allowed to be charged under applicable law (the "Maximum Rate"). All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default. Upon the curing of any such Event of Default, the Balance Due will bear interest at the rate of eighteen percent (18%) per annum pursuant to the terms of this Note.

     Any payment described above shall be applied first to interest and then to principal and shall be made in immediately usable funds which are lawful money of the United States of

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America.

     Maker may prepay the Note, in whole or in part, at any time without penalty or premium.

     This Note may be modified by a written agreement signed by Maker and Holder.

     This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the Commonwealth of Virginia, except to the extent that federal law may be applicable to the determination of the Maximum Rate.

                                               EASY MONEY HOLDING CORPORATION, a
                                               Virginia corporation

                                               By:  /s/ David Greenberg
                                                   ----------------------------
                                               Its: President
                                                   ----------------------------

GUARANTORS:

--------------------------------
/s/ David Greenberg

--------------------------------
/s/ Tami Van Gorder









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